UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    January 6, 2009 (December 31, 2008)

ICT GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	0-20807	23-2458937

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Brandywine Boulevard Newtown, Pennsylvania	18940

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (267) 685-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 1.01	Entry Into A Material Definitive Agreement

On December 31, 2008, ICT Group, Inc. (“we,” “us,” and “our”) entered into a Third Amendment (the “Third Amendment”) to our secured revolving credit facility (as amended by the Third Amendment, the “Credit Facility”), for which Bank of America, N.A., serves as Administrative Agent. Also party to the Third Amendment are several of our subsidiaries, who are guarantors of the Credit Facility, and the various lenders under the Credit Facility.

Under the Third Amendment, the total commitment under the Credit Facility was reduced from $125.0 million to $75.0 million. The Credit Facility continues to have a $5.0 million sub-limit for swing line loans and a $30.0 million sub-limit for multicurrency borrowings, as well as a $50.0 million accordion feature, which provides a mechanism for us to seek to increase the total commitment with new incremental commitments from existing or new lenders. The Credit Facility continues to have a maturity date of June 24, 2010. Borrowings under the Credit Facility remain collateralized with substantially all of our assets, as well as the capital stock of our subsidiaries.

Borrowings under the Credit Facility can bear interest at various rates, depending upon the type of loan. Various aspects of the manner in which these rates are determined have been modified by the Third Amendment. We have two borrowing options, either (1) a “Base Rate” option, under which the interest rate is calculated using the highest of (A) the federal funds rate plus 0.50%, (B) the Bank of America prime rate, or (C) the Eurocurrency Rate, as defined below, plus 1.50%, in each case plus a spread ranging from 0.25% to 1.50%, or (2) a “Eurocurrency Rate” option, under which the interest rate is calculated using LIBOR plus a spread ranging from 1.75% to 3.00%. The amount of the spread under each borrowing option depends on the ratio of consolidated funded debt to EBITDA (which, for purposes of the Credit Facility, is defined as income before interest expense, income taxes, depreciation and amortization, certain restructuring charges and certain other charges).

The Credit Facility contains certain affirmative and negative covenants including limitations on specified levels of consolidated leverage, consolidated fixed charges and minimum net worth requirements, and includes limitations on, among other things, liens, mergers, consolidations, sales of assets, incurrence of debt and capital expenditures. Several of these covenants have been modified by the Third Amendment. In addition, the Third Amendment adds a financial covenant that requires us to maintain certain minimum EBITDA levels. We are also required to pay a quarterly commitment fee which, as modified by the Third Amendment, ranges from 0.350% to 0.650% of the unused amount. Upon the occurrence of an event of default under the Credit Facility, such as non-payment or failure to observe specific covenants, the lenders would be entitled to declare all amounts outstanding under the facility immediately due and payable.

This description of the Third Amendment is only a summary and is qualified in its entirety by reference to the full text of the Third Amendment, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 31, 2008, we committed to a plan to close or downsize facilities in the United States, Canada, Europe and Australia and to eliminate certain positions within the company. We initiated these actions to better position ourselves for improved profitability by focusing our resources on core customer care, technology and BPO services, reducing our involvement in, or exiting, certain service offerings, and shifting European and Australian business to our lower-cost offshore production facilities, while maintaining an in-country sales presence and reducing in-country contact center operations. We expect to largely complete these actions during the first half of 2009. We also expect that the execution of this plan will result in operational efficiencies and a reduction of our overall cost structure.

In connection with these actions, we expect to incur pre-tax restructuring charges in the 2008 fourth quarter that are currently estimated to be between $5.0 million and $7.0 million and broken down as follows: between $3.5 million and $5.0 million for costs associated with ongoing lease obligations and between $1.5 million and $2.0 million for costs associated with employee severance. These charges are expected to require cash expenditures in the amount of the charges.

Item 2.06	Material Impairments

We are in the process of performing our annual impairment testing of goodwill and evaluating the potential impairment of other assets and we expect to incur impairment charges, as a result of this review, that could approximate $13 million to $16 million in the 2008 fourth quarter. The actual impairment charge will depend upon the outcome of this assessment. None of these asset impairment charges are expected to result in cash expenditures.

On January 6, 2009, we issued a press release, attached as Exhibit 99.2 to this Current Report on Form 8-K, describing our restructuring plan and the restructuring and impairment charges noted above.

This Current Report on Form 8–K contains forward–looking statements relating to our restructuring plan and the anticipated charges and benefits associated with that plan, as well as forward-looking statements regarding estimated impairment charges for the fourth quarter of 2008. These forward-looking statements involve assumptions and are subject to substantial risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect our actual results include, without limitation, those discussed in our annual report on Form 10-K for the year ended December 31, 2007, and other documents, such as current reports on Form 8-K and quarterly reports on Form 10-Q that we file with the Securities and Exchange Commission as well as the following: difficulties, delays or additional costs in implementing our restructuring program, customer demand for a client’s product, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), one or more clients invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates that we are required to pay, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on telecommunications and computer technology and general and local economic conditions. These forward–looking statements are made only as of the date of this Current Report on Form 8–K and, except as may be required by applicable law, we undertake no obligation to update such statements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Third Amendment to Credit Facility, dated as of December 31, 2008, among ICT Group, Inc., the Guarantors identified on the signature pages thereto, the Lenders identified on the signature pages thereto and Bank of America, N.A.

99.2	Press Release dated January 6, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICT GROUP, INC.

By:	/s/ John J. Brennan
John J. Brennan President and Chief Executive Officer

Dated: January 6, 2009